Exhibit 4.19

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

Renewal Notice

To: Sims Metal Management Limited ACN 114 838 630 (Sims)

Attention: Peter Ricketts

Date: 18 June 2012

We refer to the amended and restated Multicurrency Revolving Floating Rate Cash Advance Facility – Facility Agreement dated 1 November 2000, as amended and restated from time to time and most recently on 23 June 2011, between each party listed in Schedule 1 of that agreement (as Borrowers) and Westpac Banking Corporation (the Lender) (Facility Agreement).

Under clause 3.6 of the Facility Agreement we give you notice that the Lender has agreed to extend the Final Termination Date from 23 June 2014 (Existing Final Termination Date) to 31 October 2015 (New Final Termination Date), subject to the following conditions:

(a)	the Borrowers and Guarantors:

(i)	indicating their acknowledgement and agreement to the extension of the Final Termination Date to the New Final Termination Date; and

(ii)	undertaking that the representations and warranties in clause 8 of the Facility Agreement are true as at the date of this notice and that no Default subsists,

by Sims, on behalf of itself and each other Borrower and Guarantor, signing and delivering this notice to the Lender within 30 days of receiving it;

(b)	the Borrowers and Guarantors indicating their acknowledgement and agreement to the Key Terms Schedule being amended and restated in the form set out in the Schedule to this notice (Key Terms Schedule), by Sims, on behalf of itself and each other Borrower and each Guarantor, initialling the attached schedule and delivering the initialled schedule (attached to this notice) to the Lender within 30 days of receiving it;

(c)	[*]; and

(d)	searches (such as ASIC and PPSR register searches) deemed necessary by Westpac and satisfactory resolution of all issues arising from Westpac’s review of those searches.

Subject to the above conditions being satisfied, we agree that on and from the Existing Final Termination Date:

(a)	the definition of “Final Termination Date” under the Facility Agreement shall be amended to be the New Final Termination Date specified in the Key Terms Schedule set out in the Schedule to this notice; and

(b)	the Key Terms Schedule will be amended and restated in the form set out in the attached Schedule.

A term defined in the Facility Agreement has the same meaning when used in this Renewal Notice.

[*] Confidential Treatment Requested

Schedule – Amended and restated Key Terms Schedule

FACILITY DETAILS
Maximum outstanding moneys at any time	Euro Tranche	USD Tranche	GBP Tranche
millions
	€27 [*] (Euro Commitment)	US$175 [*] (USD Commitment)	£89.6 [*] (GBP Commitment)

Margin	Financial Indebtedness of the Sims Group/EBITDA =		Margin

	[*]		[*]

Final Termination Date	31 October 2015.

Fees	[*] Unused Commitment Fee: [*] of the applicable Margin.

[*] Confidential Treatment Requested

Lender

Signed for Westpac Banking Corporation by its attorney

sign here ▶	/s/ Jeroen Nanninga
Attorney

print name	Jeroen Nanninga

in the presence of

sign here ▶	/s/ Lucy Jin
Witness

print name	Lucy Jin

[*] Confidential Treatment Requested

Agreed and acknowledged by Sims for itself and on behalf of the other Borrowers:

Sims

Signed for

Sims Metal Management Limited for itself

and as attorney for each other Transaction Party

pursuant to clause 15.2 of the Common Terms Deed

in accordance with section 127(1) of the

Corporations Act 2001 (Cth)

by a director and secretary/director:

sign here ▶	/s/ Daniel W. Dienst
Director

print name	Daniel W. Dienst

sign here ▶	/s/ Frank Moratti
~~Director~~/Company Secretary

print name	Frank Moratti

[*] Confidential Treatment Requested